                                                                    EXHIBIT 10.1

                       ASSIGNMENT AND ASSUMPTION AGREEMENT
                       -----------------------------------


     This AGREEMENT is made and entered into as of April 12, 2002 (the "Agreement"), by and between Bionix, L.L.C., a Delaware limited liability company ("Assignor") and Orthometrix, Inc., a Delaware corporation ("Assignee").

                                   WITNESSETH

     WHEREAS, Assignor and M.I.P. GmbH, a Swiss corporation ("MIP") have entered into a certain Product Approval and Licensing Agreement, dated February 12, 2002 (the "MIP Agreement"); and

     WHEREAS, Assignor has agreed to assign to Assignee all right, title, and interest of Assignor in, to and under the MIP Agreement.

     NOW, THEREFORE, in consideration of good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

     1. Assignor hereby assigns and transfers, as of the date first above written (the "Closing Date"), all of Assignor's right, title and interest, arising from and after the Closing Date, under and pursuant to the McCue Agreement.

     2. Assignee hereby assumes, from and after the Closing Date, and agrees to pay, discharge and perform, as and when the same shall become due, all of the obligations of Assignor, arising from and after the Closing Date, pursuant to the McCue Agreement.

     3. Assignee shall have whatever rights Assignor has relating to the McCue Agreement, including the rights to contest in good faith the legality, validity or enforceability of the McCue Agreement.


     4. This Agreement shall be governed by and construed in accordance with the internal laws of the State of New York.

     5. Nothing in this document shall in any way limit, expand or otherwise modify in any way Assignor's and Assignee's respective rights and obligations under the Purchase Agreement. Further, and without limiting the generality of the foregoing, to the extent of any inconsistency between the terms of this document and the Purchase Agreement, the terms of the latter shall control.

     6. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which shall together constitute one and the same instrument.

     7. This Agreement and all the provisions hereof shall be binding, upon and inure to the benefit of the parties hereto and their respective successors, legal beneficiaries and permitted assigns. This Agreement may not be assigned by any party except with the prior written consent of the other party hereto, which shall not be unreasonably withheld.

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.



                                           BIONIX, L.L.C.



                                           By: /s/ Reynald G. Bonmati
                                               ---------------------------------
                                               Name:  Reynald G. Bonmati
                                               Title: President



                                           ORTHOMETRIX, INC.



                                           By: /s/ James Baker
                                               ---------------------------------
                                               Name:  James Baker
                                               Title: Corporate Secretary and
                                                      Director

                    PRODUCT APPROVAL AND LICENSING AGREEMENT

     PRODUCT APPROVAL AND LICENSING AGREEMENT made this day of February 12, 2002 by and between M.I.P. GmbH, a Swiss corporation ("MIP"); and BIONIX L.L.C., a Delaware limited liability company ("Bionix").

     WHEREAS, MIP has developed and manufactures the Orbasone(TM), a system designed to treat soft tissue pain using orthopedic shock wave treatment (the "Product");

     WHEREAS, Bionix is engaged in the business of, among other things, designing, manufacturing, selling and servicing health care systems;

     WHEREAS, MIP is willing to grant to Bionix and Bionix is willing to acquire from MIP on the terms and conditions of this Agreement, a License assemble, manufacture, develop, market, sell and service the Product in the Territory.

     NOW, THEREFORE, for good and valuable consideration, receipt of which is hereby acknowledged, MIP and Bionix hereby agree as follows:

                                    ARTICLE I
                                    ---------

                                   DEFINITIONS
                                   -----------

     As used in this Agreement, the following terms shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined):

     "Act" shall mean the Federal Food, Drug and Cosmetic Act, as amended.

     "Clinical Studies" shall mean such tests of the Product as shall be required by the FDA to support a PMA for the Product.

     "FDA" shall mean the United States Food and Drug Administration.

     "Gross Margin" shall mean, with respect to the Product Kits, the difference between the Product Kit Price and the Product Kit Cost, and with respect to a Spare Part or a Consumable Part, the difference between the Part Price and the Part Cost for such Spare Part or Consumable Part.

     "License" shall have the meaning set forth in Section 2.1 hereof.

     "Manufacturer's Standard Cost" shall have the meaning set forth in Exhibit A hereof.

     "Minimum Purchase Amount" shall have the meaning set forth in Section 2.2(b) hereof.

     "Minimum Purchase Period" shall mean the period from the Pre-Market Approval to such time as Bionix or any of its Sublicensees have purchased from MIP the Minimum Purchase Amount.

     "Part Cost" shall have the meaning set forth in Exhibit B hereof.

     "PMA Application" shall mean Pre Market Approval application to be filed with the FDA with respect to the Product.

     "Pre-Market Approval" shall mean the FDA approval of the PMA Application.

     "Product" shall mean the Orbasone(TM), a system designed to treat soft tissue pain using orthopedic shock wave treatment.

     "Product Kit" shall mean a fully tested and operational Product, disassembled in a minimum of four subassembly kits prior to shipment to Bionix for re-assembly, testing and certification.

     "Product Kit Cost" shall have the meaning set forth in Exhibit A hereof.

     "Product Kit Price" shall mean the price paid to MIP by Bionix for each Product Kit purchased by Bionix from MIP during the Minimum Purchase Period.

     "Spare Parts" and "Consumable Parts" shall mean the parts used in the manufacturing, operation and service of the Product.

     "Sublicensee" shall mean any person or entity sublicensed by Bionix to manufacture the Product for marketing and sale only in the Territory.

     "Technology" shall mean all trade secrets, know-how, technical knowledge, procedures, processes, recipes, formulae, blueprints, schematics, specifications and other information and rights which MIP now or at any time hereafter, possesses and which are related to the Product or to the approval, development, manufacture, marketing, sale or service thereof.

     "Territory" shall mean the United States of America and its territories and possessions, the Commonwealth of Puerto Rico, all US military bases worldwide and Canada. In addition, subject to MIP's prior written consent, such consent not to be unreasonably withheld, Bionix may from time to time extend the Territory to include countries in which MIP does not have distribution for the Product.

                                   ARTICLE II
                                   ----------

                                LICENSE: PAYMENTS
                                -----------------

     2.1 Grant of License

     (a) MIP hereby grants to Bionix the exclusive (even as to MIP, but subject to Section 6. 1(a) hereof) and perpetual authority, right and license in the Territory (i) to use the Technology in connection with the Product, (ii) to seek PMA Approval for the Product, (iii) to assemble the Product, (iv) to develop the Product, (v) to manufacture the Product and (vi) to market, promote, sell, distribute and service the Product (collectively, the "License"). The License shall include the right to sublicense to Sublicensees any of the Technology covered by the License and to engage other persons to develop, manufacture, market, advertise, promote; sell, distribute and or service the Product on behalf of Bionix, provided, however, that during the Minimum Purchase Period, such sublicense shall be subject to MIP's prior written consent, such consent not to be unreasonably withheld. Such persons may use the Technology for such purposes. Notwithstanding the foregoing, MIP hereby accepts Norland Medical Systems, Inc. as a Sublicensee.

     (b) MIP covenants and agrees that MIP shall not, subject to its, rights under Section 6.1 hereof:

     (i) develop, seek FDA approval of, manufacture, market, promote, sell, distribute and service the Product in the Territory;

     (ii) engage anyone else to do any of the activities referred to in clause (i) in the Territory; or

     (iii) grant any license, distribution right or other right to any person (other than the License) to do any of the activities referred to in clause (i) in the Territory.

     (c) MIP also covenants and agrees that it will ensure that any person with whom it deals with respect to the Technology or the Product outside the Territory will refrain from doing any of the activities referred to in paragraph
(b)(i) above in the Territory.

     2.2 Payments

     (a) in consideration of the License granted to Bionix by this Agreement, Bionix agrees to make an advance payment to MIP of $* against amounts payable under Section 2.2(b) hereof, upon such time as Bionix receives notification from the FDA that the PMA Application coveting the Product has been accepted by the FDA, such acceptance being evidenced by the assignment of an identification number. Such Royalty Advance shall be nonrefundable, except upon termination pursuant to Section 7.2.

* Confidential treatment requested.

If this Agreement is terminated for any reason prior to the date any payment is required to be made to MIP pursuant to this Section 2.2(a), Bionix shall have no obligation to make such payment.

     (b) In further consideration of the License granted to Bionix. by this Agreement, Bionix agrees to purchase from MIP, and MIP agrees to sell to Bionix, from time to time Product Kits at the Product Kit Price, Spare Parts and Consumable Parts at the Part Costs until such time as Bionix has purchased from MIP an aggregate of ninety (90) Product Kits (the "Minimum Payment Amount") provided, however, that the $* advance payment referred to in Section 12(a) hereof shall be offset against, and shall reduce, the Gross Margin payable to MIP for the purchase of the first Product Kits pursuant to this Section 2. During the Minimum Purchase Period, (subject to Section 6.2 hereof) Bionix will solely purchase Product Kits from MIP and will not independently manufacture the Product. The License shall continue in effect after Bionix has purchased the Minimum Purchase Amount from MIP.

     (c) Prices are FOB Tokyo. Shipment of Product Kits shall be arranged by MIP (with shippers reasonably acceptable to Bionix), and such shipment shall be made to Bionix or its Sublicensee, as directed by Bionix. MIP will arrange for shipper to bill Bionix for shipping costs. MIP will deliver good and marketable title to each Product Kit, free of all liens and encumbrances. Payment terms for each Product Kit purchased by Bionix from MIP shall be net 30 days from the date at which the Product Kits have been delivered to the facility of Bionix or its Sublicensee or net 60 days from the shipment date. All payments pursuant to this Agreement shall be in U.S. dollars.

     2.3 Further Assurances

     In furtherance of this Agreement, MIP agrees to transfer to Bionix ownership of the Orbasone unit s/n 01202014 presently stored at Bionix facility in White Plains, NY. MIP also agrees that, to the best of its ability it will provide Bionix with (i) written copies of all Technology which is in written form, duly translated in English, (ii) other information regarding the Technology needed by Bionix and/or any Sublicensees to manufacture, test, market, advertise, sell or distribute the Product, (iii) technical assistance reasonably requested by Bionix or any Sublicensees to enable Bionix and/or any Sublicensees to manufacture, test, market, advertise, sell or distribute the Product, and (iv) additional information and assistance regarding any , improvements or developments in, or problems with, the Product. Bionix agrees that it will proceed in good faith in an effort to develop and obtain PMA market clearance for the Product and that if PMA market clearance is obtained, it will use its reasonable best efforts to market the Product. Upon termination of this Agreement pursuant to Section 6.1, Bionix shall transfer ownership of Orbasone Unit s/n 01202014 to MIP.







* Confidential treatment requested.

                                   ARTICLE III
                                   -----------

                         PRODUCT APPROVAL / DEVELOPMENT
                         ------------------------------


     3.1 Pre-Market Approval

     In connection with seeking Pre-Market Approval for the Product, Bionix shall be responsible for and perform in a reasonable and timely manner the following:

     (a) If necessary, conducting Clinical Studies, or having Clinical Studies conducted in the Territory with respect to the Product;

     (b) Following the successful completion of the Clinical Studies1, preparing and filing a PMA application with the FDA covering the Product; and

     (c) Responding to any questions raised by the FDA with respect to the PMA application, the Clinical Studies, and otherwise dealing with the FDA review process.

     3.2 Cooperation

     MIP covenants and agrees that it will cooperate fully and to the best of its ability with Bionix in the efforts to obtain Pre-Market Approval for the Product, and in connection therewith, MIP will provide Bionix with all Clinical Studies conducted outside of the Territory with respect of the Product. MIP also covenants and agrees that it will provide Bionix with such information and assistance as Bionix may request in order to conduct Clinical Studies in the Territory, to prepare and file the PMA application and to respond to issues which may arise in the FDA review process. Expenses incurred by MIP in connection therewith shall be borne by MIP, provided, however, that MIP shall approve in advance any international travel expenses.

     3.3 Product Improvement and PMA Process

     MIP and Bionix agree that they will work together to seek to exploit any improvements to the Technology which may be developed by MIP or Bionix. The party developing any such improvement shall have proprietary rights to such improvement and Bionix shall grant MIP a royalty free perpetual worldwide (other than in the Territory) license to use such improvement and MIP shall grant Bionix a royalty free license to use such improvement in the Territory, subject to the terms and conditions of this Agreement.

     Bionix shall be responsible for filing any PMA Application supplements or amendments which may be necessary or appropriate in connection therewith. However, Bionix shall not be obligated to make any such filing unless Bionix determines that there is a reasonable probability that such application, supplement or amendment will be approved. If Bionix determines not to file, MIP shall be entitled to make such filing at its own cost and expense and Bionix shall automatically have the right to manufacture, sell and use such improvement in the Territory under the terms of the Agreement. Bionix shall not be obligated to have any Clinical Studies performed in connection with any such filing unless Bionix determines that there is a reasonable probability that such study will be successful and that funding for such study is available on acceptable terms, in which case development of the improved Product will proceed as described in Sections 3.1 and 3.2 hereof. If Bionix does not proceed with such Clinical Studies, MIP shall be entitled to do so at its own cost and expense and, thereafter, to file a PMA supplement or amendment, and Bionix shall automatically have the right to manufacture, sell and use such improvement in the Territory under the terms of the Agreement

     3.4 Manufacture

     During the Minimum Purchase Period, MIP shall be responsible for the lawful manufacture of high quality Products that at least meet Bionix or Norland standards. Products manufactured by MIP shall be of high quality workmanship and materials with strict adherence to the designs, drawings and materials specifications filed with the FDA as part of the PMA Application, unless approved in writing by Bionix.

     3.5 Termination

     Upon any termination of this Agreement pursuant to Article 6 hereof, any obligation of MIP and Bionix to take action or spend money under this Article 3 shall terminate immediately upon such termination.

                                   ARTICLE IV
                                   ----------

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

     4.1 Representations and Warranties of MIP

     MIP hereby represents and warrants to Bionix as follows:

     (a) MIP is a corporation duly organized, validly existing and in good standing under the laws of Switzerland and has the corporate power and authority to enter into this Agreement and the transactions contemplated hereby and thereby;


     (b) the execution, delivery and performance by MIP of this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action and do not violate or conflict with any provision of the Articles of Incorporation: `or by-laws of or any contract, agreement or other instrument or obligation to which MIP is a party or by which MIP or any of its property or assets are or may be bound or affected;

     (c) MIP is the sole owner of the entire right, title and interest in and to the Technology and has full authority to license the Technology to Bionix as provided in this Agreement;

     (d) to the best of its knowledge, the Technology does not infringe upon any patents in the Territory;

     (e) MIP has granted no other right or license permitting the use in the Territory of the Technology (and, without limiting this clause, has not taken any of the actions referred to in Section 2.1(b) above);

     (f) to the best of its knowledge, the use of the Technology by Bionix and any Sublicensees does not conflict with, infringe upon or violate any right of any other person or entity; and

     (g) there are no outstanding claims, disputes, disagreements, actions or proceedings (whether by or against MIP) pending or threatened with respect to any of the Technology (whether or not involving infringement claims), nor to the best of its knowledge is there any basis therefore.

     4.2 Representations and Warranties of Bionix

     Bionix hereby represents and warrants to MIP as follows:

     (a) Bionix is a limited liability company duly organized, validly, existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to enter into `this Agreement and the transactions contemplated hereby and thereby.

     (b) The execution, delivery and performance by of this Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action and do not conflict with any provisions of the Certificate of Incorporation or by-laws of or any contract, agreement or other instrument or obligation to which Bionix is a party or by which Bionix or any of its property or assets are or may be bound or affected.

     (c) There are no outstanding claims, disputes, disagreements, actions or proceedings (whether by or against Bionix) pending or threatened against Bionix nor to the best of its knowledge is there any basis therefore.

                                    ARTICLE V
                                    ---------

                   CERTAIN AGREEMENTS REGARDING THE TECHNOLOGY
                   -------------------------------------------

     5.1 Confidentiality


     Bionix will, and will cause any Sublicensees to agree to, hold and keep confidential (and not use, other than in connection with this Agreement) any and all information regarding the Technology except:

     (i) information which is publicly available or which is or becomes publicly available (through no act of or any Sublicensee in violation of this Agreement);

     (ii) information which is disclosed to Bionix or a Sublicensee by a third party which did not, to the knowledge of Bionix or such Sublicensee, disclose it in violation of a duty of confidentiality;

     (iv) information which was known to Bionix or a Sublicensee before such information was provided to them or their representatives by or on behalf of MIP; or

     (v) disclosures which are required to he made by or a Sublicensee under legal process by subpoena or other court order or other applicable laws or regulations.


     5.2 Sharing of Information

     Bionix agrees to grant timely and reasonable access to information and data as they are generated with respect to the Clinical Studies and any adverse reaction reports for the Product. MIP may provide such information and data to other persons and entities to whom it may license all or part of the Technology in connection with the manufacture and sale of the Product outside the Territory; provided, however, that MIP and such persons and entities agree that they will use such information and data only for purposes of evaluating, developing and/or obtaining governmental approvals of the Product outside the Territory and that they will hold all information and data received from Bionix confidential to the same extent as Bionix is required to hold information regarding the Technology confidential pursuant to Section 6.1 hereof. MIP agrees that it will, and that it will use its best efforts to cause such other licensees to, grant Bionix access to information and data developed by MIP and such other licensees with respect to the Product, including information with respect to clinical studies and adverse reaction reports.

                                   ARTICLE VI
                                   ----------

                                   TERMINATION
                                   -----------

     6.1 Termination by MIP

     (a) During the Minimum Purchase Period and upon the occurrence, and during the continuance, of the following events, MIP may give written notice to Bionix declaring that the Agreement is terminated:

     (i) Bionix shall, in a bankruptcy proceeding before a court of competent jurisdiction, file a voluntary petition in bankruptcy or be adjudicated a bankrupt or insolvent or file any petition or answer seeking reorganization or liquidation; or

     (ii) any bankruptcy proceeding before a court of competent jurisdiction against Bionix seeking! reorganization or liquidation shall have been instituted and shall not have been dismissed within one hundred twenty (120) days.

     (b) If Bionix shall default in making any payment required to be made by it to MIP pursuant to Section 2.2 hereof, and such default shall continue for a period of thirty days following written notice of such default from MIP to Bionix, MIP may, at any time thereafter during the continuance of such default, terminate this Agreement by giving written notice to Bionix.

     (c) If there has been a material breach by Bionix of any representation, warranty, covenant or agreement set forth in this Agreement which Bionix fails to cure within thirty days following written notice from MIP

     6.2 Termination by Bionix

     (a) During the Minimum Purchase Period and upon the occurrence, and during the continuance, of the following events, Bionix may give written notice to MIP declaring that the Agreement is terminated:

     (i) MIP shall, in a bankruptcy proceeding before a court of competent jurisdiction, file a voluntary petition in bankruptcy or be adjudicated a bankrupt or insolvent or file any petition or answer seeking reorganization or liquidation; or

     (ii) any bankruptcy proceeding before a court of competent jurisdiction against MIP seeking reorganization or liquidation shall have been instituted and shall not have been dismissed within one hundred twenty (120) days.

     (b) If MIP shall default in its obligations under this Agreement to provide Bionix with the Product Kits necessary to meet market demand, and such default shall continue for a period of thirty days following written notice of such default from Bionix to MIP, Bionix may, at any time thereafter during the continuance of such default, terminate this Agreement by giving written notice to MIP;

     (c) If there has been a material breach by MIP of any representation, warranty, covenant or agreement set forth in this Agreement which MIP fails to cure within thirty days following written notice from Bionix.

     6.3 Effects of Termination

     Upon termination of this Agreement for any reason:

     (i) all payments due to MIP as of the effective date of termination, if any, shall become immediately due and payable;

     (ii) all payments due to Bionix as of the effective date of termination, if any, shall become immediately due and payable;

     (a) Upon termination of this Agreement by MIP pursuant to Section 6.1 hereof:

     (i) Bionix shall promptly return to MIP all information relating to the Product and the Technology, including, without limitation, written or electronic data and documents, including originals, copies, translations, and reproductions thereof, relating to the Product and the Technology, except that Bionix may retain one necessary copy of such data and documents for purposes of: (A) proving compliance with laws, rules and regulations in its manufacture, sale and use of the Product, (B) defending against an infringement action brought by a third party, or (C) providing information to an auditor, and

     (ii) Bionix shall immediately cease any activities relating to the Product and the Technology, including sale, advertising, servicing and use of the Product and Technology.

     6.4 Terms Surviving Termination

     Notwithstanding the termination of this Agreement, no party shall he released from any obligation that accrued prior to the date of such termination, and each party shall remain bound by the provisions of this Agreement which by their terms impose obligations upon such party that extend beyond the date of such termination, including the provisions of Articles IV, V and VII.

                                   ARTICLE VII
                                   -----------

                                 INDEMNIFICATION
                                 ---------------

     7.1 MIP Indemnification

     MIP shall defend, hold harmless, and indemnify Bionix, and the officers, directors, employees, representations, and agents of Bionix, from all damages, liabilities, times, penalties, costs, and expenses (including reasonable attorneys' fees) with respect to any claims, litigation or proceeding resulting from, arising out of, relating to, or connected with a breach of MIP's representations or warranties set forth in Article IV, and all other agreements or obligations contained herein.

     7.2 Bionix Indemnification

     Bionix shall defend, hold harmless, and indemnify MIP, and the officers, directors, employees, representations, and agents of MIP, from all damages, liabilities, fines, penalties, costs, and expenses (including reasonable attorneys' fees) with respect to any claims, litigation or proceeding resulting from, arising out of, relating to, or connected with a breach of Bionix's representations or warranties set forth in Article IV, and all other agreements or obligations contained herein.

     7.3 Litigation

     MIP shall, in its sole and absolute discretion, have the right to determine whether it alone or in conjunction with Bionix enforce MIP's rights in the Technology and the Product, and The improvements owned or controlled by MIP. If MIP determines to enforce the rights itself, it shall have, without limitation, the right to control any litigation and licensing resulting from such enforcement. Absent agreement by MIP and Bionix to the contrary, all costs of any such proceedings shall be borne by MIP and all proceeds received as a result thereof, whether by settlement, judgment or otherwise, shall be for the benefit of MIP. If MIP determines that Bionix and MIP shall jointly enforce MIP's rights, all costs of any such proceedings shall be borne equally by MIP and Bionix and all proceeds received as a result thereof, whether by settlement, judgment or otherwise, shall be divided equally for the benefit of MIP and Bionix. Bionix shall cooperate in any enforcement proceedings. If required by law or requested by MIP, Bionix, will join as a party in any such proceedings.

     If MIP determines not to enforce its rights in the Technology and the Product, then Bionix shall be entitled to do so at its own cost and expense. All costs of any such proceedings shall be borne by Bionix and all proceeds received as a result thereof, whether by settlement, judgment or otherwise, shall be for the benefit of Bionix.

     7.4 Infringement

     Bionix shall promptly notify MIP if Bionix becomes aware of any third party's infringement of the Product or Technology or unauthorized use of the Product or Technology.

                                  ARTICLE VIII
                                  ------------

                                OTHER AGREEMENTS
                                ----------------

     8.1 Service

     (a) Subject to the provisions of this Article VIII, Bionix or its Sublicensee shall provide all installation and maintenance service, including warranty service, with respect to the Product sold by Bionix or its Sublicensee pursuant to this Agreement. All service shall be performed in a workmanlike manner, consistent with industry standards, and in accordance with MIP's service manual. If any service call performed by Bionix is covered by MIP's warranty, then MIP shall promptly (i) provide Bionix with all necessary parts at no cost to Bionix, and (ii) either dispatch its service personnel to perform such service call at no expense to Bionix, or pay Bionix an amount equal to (A) 120% of the aggregate direct labor costs and (B) the out-of-pocket expenses incurred by Bionix in performing such service call. For service calls not covered by MIP's warranty, Bionix shall establish its own charges for parts and labor, and Bionix shall procure its own parts or purchase them from MIP.

     (b) MIP shall provide Bionix at no cost with such technical advice and information as may be necessary for a full understanding and maintenance of the Product, and during the Minimum Purchase Period, MIP shall from time to time, at times agreed with Bionix, send: its employees to a facility designated by Bionix for instruction and training free of charge at least two thirds per year. Bionix may request that MIP send its employees for instruction and training free of charge more often than two times per year, provided, however, that travel expenses incurred by such MIP's employees in connection therewith shall be borne by Bionix, and provided further that Bionix shall approve such travel expenses in advance.

     8.2 Product Liability Insurance

     MIP hereby agrees that, during the Minimum Manufacturing Period it shall assume all costs and expenses for manufacturers' product liability claims whenever they shall arise in connection with the Products manufactured by MIP, and warrants that following Pre-Market Approval it has and shall maintain, at its expense, product liability insurance with a financially sound insurer covering liability claims arising out of its manufacture of the Products, providing minimum coverage of Five Million Dollars ($5,000,000) to the extent available on commercially acceptable terms and shall name Bionix as an additional insured under its policy and shall provide Bionix with an insurance certificate.

     Bionix hereby agrees that, during the Minimum Manufacturing Period it shall assume all costs and expenses for product liability claims whenever they shall arise in connection with the assembly, sale and service of the Products by Bionix, and warrants that following Pre-Market Approval it has and shall maintain, at its expense, product liability insurance with a financially sound insurer covering liability claims arising out of its assembly, sale and service of the Products, providing minimum coverage of Five Million Dollars ($5,000,000) to the extent available on commercially acceptable terms and shall name MIP as an additional insured under its policy and shall provide MIP with an insurance certificate.

                                   ARTICLE IX
                                   ----------

                                  MISCELLANEOUS
                                  -------------

     9.1 Amendments: Waivers, Etc.

     This Agreement may be amended, modified or supplemented by written agreement executed and delivered by MIP and Bionix.

     9.2 Notices

     Any and all notices or other communications required or permitted under this Agreement shall be in writing and shall be deemed sufficient when sent by confirmed facsimile transmission or mailed by internationally recognized overnight courier with a signed delivery slip, or delivered in person against receipt to the party to whom it is to be given at the address of such party set forth below:

If to MIP:

     M.I.P. GmbH
     Alpenrosenstrasse 1
     Kreuzlingen
     Attention:   Kobi Lifschitz
     Fax No.: 49-211 4364 101

If to Bionix:

     Bionix, L.L.C.
     106 Corporate Park Drive, Suite 106
     White Plains, New York 10604
     Attention:   Reynald G. Bonmati
     Fax No: 1-914 636 3549
or to such other address as the party shall have furnished in writing in accordance with the provisions of this Section 8.2.

     9.3 Brokers

     Each of MIP and Bionix represents and warrants to the other that no broker or finder is entitled to any brokerage or finder's fee or other commission based on agreements, arrangements or undertakings made by such party in connection with the transactions contemplated hereby.

     9.4 Counterparts

     This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     9.5 Headings

     The headings herein are for convenience of reference only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof.

     9.6 Successors and Assigns.

     During the Minimum Purchase Period, neither party hereto may assign, delegate or otherwise transfer this Agreement, or any of its rights and obligations hereunder, or any portion thereof, without the prior written consent of the other party, which consent shall not be unreasonably withheld; provided, however, that either party may assign this Agreement without the consent of the other in connection with a merger, consolidation or other change in control of such party or a sale of all! or substantially all of such party's assets (provided that as a result of such transaction the resulting entity does not have rights with respect to a product that competes with the Product). MIP hereby consent to the assignment of this Agreement and any of its rights and obligations hereunder to Norland Medical Systems, Inc. Subject to the foregoing, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

     9.7 Governing Law

     This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to the conflicts of law principles thereof.

     9.8 Entire Agreement

     This Agreement constitutes the entire understanding of the parties and supersedes any prior agreements or understandings, written or oral, between the parties with respect to the subject matter hereof, including the distribution agreement in force between MIP and Bionix.

     9.9 Further Assurances

     Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

     9.10 No Partnership, Employment Agency or Joint Venture

     Nothing in this Agreement shall create or be deemed to create any relationship of partnership, agency or joint venture between MIP and Bionix.

     IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.


                                            M.I.P. GMBH




                                            By: /s/ Kobi Lifschitz
                                                -----------------------------
                                            Name: Kobi Lifschitz
                                            Title:  President



                                            BIONIX, L.L.C.




                                            By: /s/ Reynald Bonmati
                                                -----------------------------
                                            Name: Reynald Bonmati
                                            Title:  President

                                    EXHIBIT A

"Product Kit Price" shall mean, with respect to each Product Kit, an amount equal to the sum of (i) the Product Kit Cost and (ii) the Gross Margin payable to MIP for such Product Kit.

"Product Kit Cost" shall mean, with respect to each Product Kit, an amount equal to the sum of (i) the Manufacturer's Standard Costs of all components and other parts used in such Product Kit, as in effect at the time of shipment of such Product Kit by MIP, and (ii) the Labor Costs related to such Product Kit.

The term "Manufacturer's Standard Cost" shall mean, at any time that the Manufacturer's Standard Cost of any component or part is to be established by the MIP, the average cost to the manufacturer (or to MIP if MIP is the manufacturer) of such Product Kit of all units of such component or part purchased by the manufacturer of such Product Kit during the preceding six months. If there have been no purchases of such component or part during such six-month period, the then established Manufacturer's Standard Cost shall not be changed. All Manufacturer's Standard Costs shall be expressed in U.S. dollars. MIP hereby agrees to grant to Bionix (and its employees and other authorized representatives) access, at reasonable times and upon reasonable notice to its books and records for purposes of verifying any information provided by MIP in connection with the Product Kit Costs and Manufacturer's Standard Costs.

MIP shall maintain a list setting forth the Manufacturer's Standard Cost of each component and part used in the Product Kit. Such list shall be updated by MIP at least twice each year. If, at the time the list of Manufacturer's Standard Costs is to be revised, the aggregate Manufacturer's Standard Costs of all components and parts used in the Product Kit would not increase or decrease by more than 5% from the aggregate Manufacturer's Standard Costs of such components and parts then in effect, the Manufacturer's Standard Costs of such components and parts shall not be changed.

The term "Labor Cost" shall mean, with respect to the Product Kit, an amount equal to the lesser of (i) the actual labor cost incurred by the manufacturer in producing such Product Kit (using standard cost accounting methods) and (ii) 15% of the Manufacturer's Standard Costs of all components and other parts used in the Product Kit.

The initial list of Manufacturer's Standard Costs is attached hereto and made a part !hereof.

The initial Product Kit Cost shall be $*, which is comprised of:

o   aggregate Manufacturer's Standard Costs: $*, plus

o   Labor Cost: $*.

The initial Product Kit Price shall be $*, which is comprised of:

o   Product Kit Cost: $*, plus

o   Gross Margin: $*.

* Confidential treatment requested.

                                    EXHIBIT B

"Part Cost" shall mean, with respect to each Spare Part or Consumable Part, an amount equal to the Manufacturer's Standard Costs of components and other parts used in such Spare Part or Consumable Part, as in effect at the time of shipment of such Spare Part or Consumable Part by MIP.

The term "Manufacturer's Standard Cost" shall mean, at any time that the Manufacturer's Standard Cost of any component or part is to be established by the MIP, the average cost to the manufacturer (or to MIP if MIP is the manufacturer) of all units of such component or part purchased by the manufacturer during the preceding six months. If there have been no purchases of such component or part during such six-month period, the then established Manufacturer's Standard Cost shall not be changed. All Manufacturer's Standard Costs shall be expressed in U.S. dollars. MIP hereby agrees to grant to Bionix (and its employees and other authorized representatives) access, at reasonable times and upon reasonable notice to its books and records for purposes of verifying any information provided by MIP in connection with the Part Costs and Manufacturer's Standard Costs.

MIP shall maintain a list setting forth the Manufacturer's Standard Cost of each component and part used in the Spare Parts and Consumable Parts. Such list shall be updated by MIP at least twice each year. If, at the time the list of Manufacturer's Standard Costs is to be revised, the Manufacturer's Standard Cost of a component or part used in the Spare Part or Consumable Part would not increase or decrease by more than 5% from the Manufacturer's Standard Costs of such component and part then in effect, the Manufacturer's Standard Cost of such component or part shall not be changed.

The list initial Part Cost for each Spare Part and Consumable Part, and for each component and part used in the Product Kit is attached hereto and made a part hereof.